Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

THINSPACE TECHNOLOGY, INC.

Thinspace Technology, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The name of the Corporation is Thinspace Technology, Inc. The date the Corporation filed its original Certificate of Incorporation with Delaware Secretary of State was November 22, 2006.

2. This Certificate of Amendment shall become effective immediately upon filing.

3. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on March 28, 2016 at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

4. Upon the filing and effectiveness pursuant to the DGCL of this Certificate of Amendment of the Certificate of Incorporation, as amended, of the Corporation, (the “Charter”) the second paragraph of section FIVE of the Charter is hereby amended to read in its entirety as set forth below:

The total number of shares of stock that this Corporation shall have authority to issue is 3,550,000,000, consisting of 3,500,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”), and 50,000,000 shares of Undesignated Preferred Stock with a par value of $0.001 per share (the “Undesignated Preferred Stock”).

5. The remaining provisions of the Charter, including without limitation the remaining provisions of section FIVE of the Charter, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, Thinspace Technology, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and Corporate Secretary, J. Christopher Bautista, on this 28th day of March 2016.

THINSPACE TECHNOLOGY, INC.

/s/ J. Christopher Bautista
J. Christopher Bautista
President, Chief Executive Officer and Secretary